Exhibit 99.1 NEWS RELEASE

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Reports 2019 Fourth Quarter Results

•	Q4 2019 revenue of $17.5 million, impacted by revenue recognition timing
•	Q4 2019 net loss of $2.0 million, realized positive Adjusted EBITDA*
•	Closed 2019 with record backlog of $31.1 million, positions 2020 for growth
•	Completed sale-leaseback improves liquidity

NORTH HUNTINGDON, PA, March 12, 2020 – The ExOne Company (Nasdaq: XONE), the global leader in industrial sand and metal 3D printers using binder jetting technology, today reported financial results for the fourth quarter and year ended December 31, 2019.

Revenue for the fourth quarter was $17.5 million, the highest quarter in 2019 but down from the Company’s record fourth quarter a year ago.  The decline was due to ongoing global manufacturing softness and the timing of machine installations, which deferred ExOne’s revenue recognition.  For the fourth quarter, ExOne reported a net loss of $0.12 per share and slightly positive Adjusted EBITDA.

“Based on the strength of our new product lineup, machine orders intensified during the fourth quarter, driving our backlog to an all-time record — more than double our year-end 2018 backlog,” said John Hartner, ExOne CEO.  “While fourth quarter revenue fell short of expectations, we are strongly encouraged by order activity and a surge of interest in our technology.  Our fourth quarter revenue shortfall was largely associated with the timing and duration of new model machine installations.”

2019 Reflects Historic Level of New Product and Materials Developments

During 2019, ExOne began delivering on a historic number of new machine and technology developments.  More than half of the Company’s machine lineup is now new within the past year. Highlights of the achievements:

•	Shipments began for the S-Max Pro™ sand 3D printer, the Company’s fastest and smartest industrial production system used for metalcasting and tooling parts applications;
•

Launch of ExOne’s patented Triple ACT, an advanced compaction technology that delivers industry-leading density and repeatability on ExOne metal 3D printing systems.  Triple ACT is now offered on the Innovent+™ and featured on all of ExOne’s new metal printing systems;

•	Shipping began for the X1 25Pro™ mid-sized metal 3D printer, a production system for direct printing of high-density metal and ceramic parts and products;
•	Announcement of the X1 160Pro™ extra-large metal production printer, ExOne’s fastest and largest system for direct printing of metal and ceramic parts; and
•

Launch of new materials and binders, with an updated qualification process.  ExOne metal systems now process 10 single-alloy metals, six ceramics and five composite materials, with even more materials available for R&D use.

Together, these developments strengthen ExOne’s leadership position in binder jet 3D printing.

* See the attached table captioned “Adjusted EBITDA Reconciliation” for important disclosures regarding the Company’s definition and use of Adjusted EBITDA as well as a reconciliation of net loss (the most directly comparable measure under accounting principles generally accepted in the United States (“GAAP”)) to Adjusted EBITDA for the three months and years ended December 31, 2019 and 2018.  ExOne management believes that, when used in conjunction with other measures prepared in accordance with GAAP, Adjusted EBITDA assists in the understanding of its financial results.

The ExOne Company Reports 2019 Fourth Quarter Results

March 12, 2020

Fourth Quarter and Full Year 2019 Revenue – Impacted by Revenue Recognition Timing

(compared with the prior-year period unless stated otherwise)

	Three Months Ended					Year Ended
(in millions)	December 31,					December 31,
Revenue by Product Line	2019		2018		% Change	2019		2018		% Change
3D Printing Machines	$10.7	61%	$19.0	75%	(44%)	$27.2	51%	$36.4	56%	(25%)
3D Printed and Other Products, Materials and Services	6.8	39%	6.3	25%	8%	26.1	49%	28.2	44%	(8%)
Total Revenue	$17.5	100%	$25.3	100%	(31%)	$53.3	100%	$64.6	100%	(18%)

Consolidated revenue was $17.5 million for the 2019 fourth quarter, down from $25.3 million in the 2018 quarter, which was a record quarterly level in the Company’s history.

Machine revenue was $10.7 million in the fourth quarter of 2019, down from $19.0 million in the prior-year period, impacted by the timing of delivery and installation of machines, in particular new product introductions in the 2019 fourth quarter.  In the 2019 fourth quarter, 14 machines were sold, of which 11 were indirect and three were direct printing machines.  This compares with 28 machines sold in the 2018 fourth quarter, consisting of 14 indirect and 14 direct printing machines.

Recurring revenue (3D printed and other products, materials and services) was $6.8 million in the fourth quarter of 2019, up from $6.3 million in the prior-year period.  The 2019 quarter reflects stability shown in the second half of 2019, with growth in the Company’s aftermarket offerings driven by an increasing global installed base of machines and contribution from a new research and development contract with an automotive manufacturer.

Consolidated revenue for 2019 was $53.3 million, compared with $64.6 million in the same period of 2018.  Machine revenue was down 25% to $27.2 million in 2019 and recurring revenue decreased 8% to $26.1 million.  Machine revenue included sales of 44 machine units during 2019, down from 56 units in 2018.

Given the long sales cycle and significance of a machine’s average selling price relative to total revenue, fluctuations in machine-sale revenue vary from quarter to quarter.  ExOne does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger trends.

Fourth Quarter Operations – Impacted by Lower Revenue
(compared with the prior-year period unless stated otherwise)

($ in millions, except per-share amounts)	Q4 2019	Q4 2018	Change	% Change
Gross profit	$6.8	$10.2	$(3.4)	(33%)
Gross margin	38.6%	40.2%
Operating expenses (R&D, SG&A)	$8.2	$7.7	$0.5	6%
Net (loss) income	$(2.0)	$2.1	$(4.1)	NM
Diluted EPS	$(0.12)	$0.13	$(0.25)	NM

Gross profit was $6.8 million in the 2019 fourth quarter.  Gross margin showed strength at 38.6% despite the lower revenue, compared with 40.2% in the same period of 2018.  The 2019 quarter was unfavorably impacted by lower revenue volume, partially offset by higher pricing on machine sales.

R&D expense was $2.5 million in the fourth quarter of 2019, up 9% from $2.3 million in the same period of 2018.  The increase was primarily due to material costs associated with the introduction of the S-Max Pro and X1 25Pro units in the 2019 quarter.

SG&A expense of $5.7 million in the 2019 fourth quarter was up 4% from $5.4 million in the 2018 fourth quarter.  The increase was primarily related to ExOne’s investment in its global sales and marketing infrastructure.

Net loss for the quarter was $2.0 million, or $0.12 loss per share, compared with $2.1 million of net income, or $0.13 of earnings per share, in the fourth quarter of 2018.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”)*, a non-GAAP measure, was approximately $35,000 in the 2019 fourth quarter compared with $4.2 million in last year’s fourth quarter.

The ExOne Company Reports 2019 Fourth Quarter Results

March 12, 2020

2019 Review – Impacted by Lower Revenue, Maintained Cost Management
(compared with the prior-year period unless stated otherwise)

($ in millions, except per-share amounts)	YTD 2019	YTD 2018	Change	% Change
Gross profit	$17.4	$20.9	$(3.5)	(17%)
Gross margin	32.7%	32.4%
Operating expenses (R&D, SG&A)	$32.5	$33.9	$(1.4)	(4%)
Net loss	$(15.1)	$(12.7)	$(2.4)	(19%)
Diluted EPS	$(0.93)	$(0.78)	$(0.15)	(19%)

In 2019, gross profit was $17.4 million, down from $20.9 million of gross profit earned in 2018.  Despite lower revenue in 2019, gross margin expanded to 32.7% from 32.4% in 2018.  The 2019 year was unfavorably impacted by lower revenue volume, offset by a reduction in fixed overhead due to the 2018 global cost realignment program, lower net inventory charges and the absence of facility exit costs recorded in 2018.

R&D expense of $9.9 million in 2019 was down $800,000, or 8%, compared with 2018, primarily resulting from efficiencies gained from the 2018 global cost realignment program and improved resource allocation to maintain strong progress in advancing the Company’s technology.  These reductions were partially offset by increased material costs associated with development of the S-Max Pro and X1 25Pro machines.

SG&A expense of $22.6 million was down $600,000, or 3%, compared with 2018, also benefiting from the 2018 global cost realignment program, partially offset by increases in equity-based compensation, bad debts and trade show activities.

ExOne realized a $0.4 million tax benefit in 2019 primarily resulting from the completion of a tax examination.

Net loss for 2019 was $15.1 million, or $0.93 per share, compared with a $12.7 million net loss, or $0.78 per share, in 2018.

Adjusted EBITDA*, a non-GAAP measure, was a $9.1 million loss in 2019, compared with a $6.5 million loss in 2018.

Capitalization – Expanding Liquidity to Support Growth Plans

Cash, cash equivalents and restricted cash as of December 31, 2019 were $6.2 million, compared with $6.1 million at September 30, 2019 and $9.1 million at December 31, 2018.  The Company generated cash in the 2019 fourth quarter and repaid the $2 million borrowed against its related party revolving credit facility during the 2019 third quarter; there were no borrowings outstanding on the $15 million related party revolving credit facility at December 31, 2019.

In the first quarter of 2020, the Company closed on a sale-leaseback transaction associated with its European headquarters and operating facility in Gersthofen, Germany.  Total proceeds to the Company from the sale were approximately $18.5 million, with an initial three-year lease commitment for approximately $1.7 million per year.  In a separate transaction, the Company’s related party revolving credit facility was reduced to $10 million and extended through March 2024, among other changes.  These transactions expand the Company’s overall liquidity position in support of its growth plans for 2020 and beyond.

Cash used for operating activities during 2019 improved to $5.3 million, compared with $11.8 million in 2018.  The $6.5 million improvement was driven by improved net working capital.

Cash capital expenditures were $0.7 million and $1.3 million in 2019 and 2018, respectively.  In 2020, the Company expects cash capital expenditures between $2 million and $3 million.

Outlook – Backlog, New Products and Pipeline Point to Growth in 2020

Mr. Hartner concluded, “Macroeconomic concerns and the effect of the coronavirus are impacting the timing of customer decision-making.  Nonetheless, we are encouraged by the strength of our backlog and customer acceptance of our new products.  Our active pipeline of opportunities gives us optimism for growth in 2020.  We remain focused on advancing our binder jetting technology and driving profitable growth.”

Webcast and Conference Call

ExOne will host a conference call and live webcast on Friday, March 13, 2020 at 8:30 a.m. Eastern Time.  During the conference call and webcast, management will review the financial and operating results for the 2019 fourth quarter and full year, along with ExOne’s corporate strategies and outlook.  A question-and-answer session will follow.  The teleconference can be accessed by calling (201) 689-8470.  The webcast can be monitored on the Company’s website at www.investor.exone.com.

The ExOne Company Reports 2019 Fourth Quarter Results

March 12, 2020

A telephonic replay of the conference call will be available from 11:30 a.m. Eastern Time on the day of the teleconference through Friday, March 20, 2020.  To listen to a replay of the call, dial (412) 317-6671 and enter the conference ID number 13697527, or access the webcast replay via the Company’s website, where a transcript will also be posted once available.

About ExOne

ExOne is the pioneer and global leader in binder jet 3D printing technology. Since 1995, we’ve been on a mission to deliver powerful 3D printers that solve our customers’ toughest problems and enable world-changing innovations. Our 3D printing systems quickly transform powder materials — including metals, ceramics, composites and sand — into precision parts, metalcasting molds and cores, and innovative tooling solutions. Industrial customers use our technology to save time and money, reduce waste, increase their manufacturing flexibility, and deliver designs and products that were once impossible. As home to the world’s leading team of binder jetting experts, ExOne also provides specialized 3D printing services, including on-demand production of mission-critical parts, as well as engineering and design consulting. Learn more about ExOne at www.exone.com or on Twitter at @ExOneCo.

Safe Harbor Regarding Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the Company’s future financial or business performance, strategies, or expectations. Forward-looking statements typically are identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” as well as similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may.”

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K, the following factors, among others, could cause results to differ materially from forward-looking statements or historical performance: the Company’s ability to consistently generate operating profits; fluctuations in the Company’s revenues and operating results; the Company’s competitive environment and its competitive position; ExOne’s ability to enhance its current three-dimensional (“3D”) printing machines and technology and develop and introduce new 3D printing machines; the Company’s ability to qualify more industrial materials in which it can print; demand for ExOne’s products; the availability of skilled personnel; the impact of loss of key management; the impact of market conditions and other factors on the carrying value of long-lived assets; the Company’s ability to continue as a going concern; the impact of customer specific terms in machine sale agreements on the period in which the Company recognizes revenue; risks related to global operations including effects of the coronavirus disease COVID-19; foreign currency; the adequacy of sources of liquidity; the amount and sufficiency of funds for required capital expenditures, working capital, and debt service; dependency on certain critical suppliers; nature or impact of alliances and strategic investments; reliance on critical information technology systems; the effect of litigation, contingencies and warranty claims; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the impact of disruption of the Company’s manufacturing facilities or ExOne Adoption Centers (“EACs”); the adequacy of ExOne’s protection of its intellectual property; and expectations regarding demand for the Company’s industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook.

These and other important factors, including those discussed under Item 1A, “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, may cause the Company’s actual results of operations to differ materially from any future results of operations expressed or implied by the forward-looking statements contained the Company’s Annual Report on Form 10-K. Before making a decision to purchase ExOne common stock, you should carefully consider all of the factors identified in its Annual Report on Form 10-K that could cause actual results to differ from these forward-looking statements.

The ExOne Company Reports 2019 Fourth Quarter Results

March 12, 2020

For more information, contact:

Douglas Zemba	Deborah K. Pawlowski / Karen L. Howard
Chief Financial Officer & Treasurer	Kei Advisors LLC
(724) 765-1331	(716) 843-3908 / (716) 843-3942
douglas.zemba@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

The ExOne Company Reports 2019 Fourth Quarter Results

March 12, 2020

The ExOne Company

Statement of Consolidated Operations

(in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended		%	Year Ended		%
	December 31,		Change	December 31,		Change
	2019	2018		2019	2018
Revenue	$17,534	$25,305	(31%)	$53,276	$64,644	(18%)
Cost of sales	10,768	15,143	(29%)	35,848	43,703	(18%)
Gross profit	6,766	10,162	(33%)	17,428	20,941	(17%)
Gross margin	38.6%	40.2%		32.7%	32.4%
Research and development	2,485	2,270	9%	9,884	10,744	(8%)
Selling, general and administrative	5,676	5,439	4%	22,592	23,194	(3%)
	8,161	7,709	6%	32,476	33,938	(4%)
Operating (loss) income	(1,395)	2,453	NM	(15,048)	(12,997)	(16%)
Interest expense	116	75	55%	343	254	35%
Other expense (income) ̶ net	176	192	(8%)	111	(744)	(115%)
	292	267	9%	454	(490)	NM
(Loss) income before income taxes	(1,687)	2,186	NM	(15,502)	(12,507)	(24%)
Provision (benefit) for income taxes	279	108	158%	(407)	160	NM
Net (loss) income	$(1,966)	$2,078	NM	$(15,095)	$(12,667)	(19%)
Net (loss) income per common share:
Basic	$(0.12)	$0.13	NM	$(0.93)	$(0.78)	(19%)
Diluted	$(0.12)	$0.13	NM	$(0.93)	$(0.78)	(19%)
Weighted average shared outstanding (basic and diluted)	16,347	16,234		16,309	16,176

NM:  Not Meaningful

The ExOne Company Reports 2019 Fourth Quarter Results

March 12, 2020

The ExOne Company
Consolidated Balance Sheet
(in thousands, except per-share and share amounts)

(Unaudited)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$5,265	$7,592
Restricted cash	978	1,548
Accounts receivable ̶ net	6,522	6,393
Current portion of net investment in sales-type leases ̶ net	213	302
Inventories ̶ net	19,770	15,930
Prepaid expenses and other current assets	2,182	2,438
Total current assets	34,930	34,203
Property and equipment ̶ net	38,895	41,906
Net investment in sales-type leases ̶ net of current portion ̶ net	738	1,351
Other noncurrent assets	803	222
Total assets	$75,366	$77,682
Liabilities
Current liabilities:
Current portion of long-term debt	$153	$144
Accounts payable	5,818	4,376
Accrued expenses and other current liabilities	7,100	6,049
Current portion of contract liabilities	11,846	2,343
Total current liabilities	24,917	12,912
Long-term debt ̶ net of current portion	1,211	1,364
Contract liabilities ̶ net of current portion	286	527
Other noncurrent liabilities	370	104
Total liabilities	26,784	14,907
Contingencies and commitments
Stockholders' equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 16,346,960 (2019) and 16,234,201 (2018) shares issued and outstanding	163	162
Additional paid-in capital	176,850	175,214
Accumulated deficit	(116,948)	(101,853)
Accumulated other comprehensive loss	(11,483)	(10,748)
Total stockholders' equity	48,582	62,775
Total liabilities and stockholders' equity	$75,366	$77,682

The ExOne Company Reports 2019 Fourth Quarter Results

March 12, 2020

The ExOne Company
Statement of Consolidated Cash Flows
(in thousands)

(Unaudited)

	Year Ended
	December 31,
	2019	2018
Operating activities
Net loss	$(15,095)	$(12,667)
Adjustments to reconcile net loss to net cash used for operations:
Depreciation and amortization	4,581	5,503
Equity-based compensation	1,416	968
Amortization of debt issuance costs	93	75
Provision for bad debts ̶ net	279	58
Provision for slow-moving, obsolete and lower of cost or net realizable value inventories ̶ net	292	1,022
Gain from disposal of property and equipment ̶ net	(147)	(51)
Foreign exchange losses on intercompany transactions ̶ net	63	68
Deferred income taxes	(199)	—
Changes in assets and liabilities, excluding effects of foreign currency translation adjustments:
Decrease in accounts receivable	2	1,452
Decrease in net investment in sales-type leases	269	185
Increase in inventories	(5,713)	(3,441)
Increase in prepaid expenses and other assets	(632)	(335)
Increase in accounts payable	1,514	195
(Decrease) increase in accrued expenses and other liabilities	(1,308)	181
Increase (decrease) in contract liabilities	9,281	(4,988)
Net cash used for operating activities	(5,304)	(11,775)
Investing activities
Capital expenditures	(666)	(1,327)
Proceeds from sale of property and equipment	3,186	98
Net cash provided by (used for) investing activities	2,520	(1,229)
Financing activities
Proceeds from related party revolving credit facility	4,000	—
Payments on related party revolving credit facility	(4,000)	—
Payments on long-term debt	(149)	(142)
Proceeds from exercise of employee stock options	289	529
Taxes related to the net share settlement of equity-based awards	(68)	—
Debt issuance costs	—	(265)
Other	(13)	(17)
Net cash provided by financing activities	59	105
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(172)	(139)
Net change in cash, cash equivalents, and restricted cash	(2,897)	(13,038)
Cash, cash equivalents, and restricted cash at beginning of period	9,140	22,178
Cash, cash equivalents, and restricted cash at end of period	$6,243	$9,140

Supplemental disclosure of cash flow information
Cash paid for interest	$222	$169
Cash paid for income taxes	$199	$103

Supplemental disclosure of noncash investing and financing activities
Transfer of internally developed 3D printing machines from inventories to property and equipment for internal use or leasing activities	$2,572	$2,194
Transfer of internally developed 3D printing machines from property and equipment to inventories for sale	$1,206	$1,042
Property and equipment included in accounts payable	$71	$79
Property and equipment reclassified as assets held for sale	$—	$822
Property and equipment acquired through financing arrangements	$—	$14

The ExOne Company Reports 2019 Fourth Quarter Results

March 12, 2020

The ExOne Company

Additional Information

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
3D printing machine units sold:
Direct	3	14	21	30
Indirect	11	14	23	26
	14	28	44	56

The ExOne Company

Adjusted EBITDA Reconciliation

(in millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net (loss) income	$(2.0)	$2.1	$(15.1)	$(12.7)
Interest expense	0.1	0.1	0.3	0.2
Provision (benefit) for income taxes	0.3	0.1	(0.4)	0.2
Depreciation and amortization	1.1	1.4	4.6	5.5
Equity-based compensation	0.3	0.3	1.4	1.0
Other expense (income) ̶ net	0.2	0.2	0.1	(0.7)
Adjusted EBITDA	$0.0	$4.2	$(9.1)	$(6.5)

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net loss (as calculated under accounting principles generally accepted in the United States (“GAAP”)) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation, and other expense (income) – net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under SEC rules, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP. The presentation of Adjusted EBITDA is not intended to be a substitute for, and should not be considered in isolation from, net income (loss) reported in accordance with GAAP. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial results. Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA. ExOne’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.